EXHIBIT 99.1

Amtech Reports Fourth Quarter and Fiscal 2022 Results

TEMPE, Ariz., November 30, 2022 -- Amtech Systems, Inc. ("Amtech") (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs), today reported results for its fourth quarter and fiscal year ended September 30, 2022.

Fourth Quarter Fiscal 2022 Financial and Operational Highlights:

•
Net revenue of $32.3 million
•
Operating income of $3.9 million
•
Net income of $4.2 million
•
Net income per diluted share of $0.30
•
Customer orders of $20.4 million
•
Book to bill ratio of 0.6:1
•
Unrestricted cash of $46.9 million

Fiscal 2022 Financial and Operational Highlights:

•
Net revenue of $106.3 million
•
Operating income of $17.3 million
•
Net income of $17.4 million
•
Net income per diluted share of $1.22
•
Customer orders of $114.0 million
•
Book to bill ratio of 1.1:1
•
September 30, 2022 backlog of $50.8 million
•
Repurchased 434,813 shares for $4.1 million

“Fiscal 2022 was yet another strong year for Amtech, with over $106 million in revenue, representing a year-over-year growth rate of 25%. While near-term expectations are tempered by both easing demand and supply chain limitations, in the mid-term we are well positioned with increasing alignment to high growth, megatrend end markets such as electric vehicles. Approximately half of our current backlog is related to EV capacity expansion,” commented Mr. Michael Whang, Chief Executive Officer of Amtech. “We are securing production-scale projects across multiple Amtech product lines and divisions in diverse applications including Silicon Carbide wafer polishing and thermal processing for EV sensors, power module substrates, and battery cooling assemblies, among others,” added Whang.

GAAP Financial Results

(in millions, except per share amounts)	Q4 FY	Q3 FY	Q4 FY	12 Months	12 Months
	2022	2022	2021	2022	2021
Net revenues	$32.3	$20.0	$24.3	$106.3	$85.2
Gross profit	$12.6	$5.9	$9.2	$39.5	$34.5
Gross margin	38.8%	29.6%	37.8%	37.2%	40.5%
Operating income	$3.9	$9.6	$1.3	$17.3	$3.7
Operating margin	12.0%	47.9%	5.3%	16.3%	4.4%
Net income	$4.2	$10.2	$0.7	$17.4	$1.5
Net income per diluted share	$0.30	$0.73	$0.05	$1.22	$0.11

Net revenues increased 62% sequentially and 33% from the fourth quarter of fiscal 2021, with the sequential increase primarily attributable to increased shipments of our advanced packaging equipment and increases in polishing equipment and consumables. During the third fiscal quarter of 2022, our Shanghai facility was closed for approximately two months due to the government-mandated closure relating to its COVID policies. The increase in net revenues from the fourth quarter of fiscal 2021 was due primarily to increased shipments across all of our product lines.

Gross margin increased sequentially and from the fourth quarter of fiscal 2021 due primarily to increased utilization at all our locations, partial offset by increasing material costs, primarily in our semiconductor segment.

Selling, General & Administrative (“SG&A”) expenses increased $0.1 million on a sequential basis and $0.7 million compared to the prior year period. The increase from the fourth quarter of fiscal 2021 primarily relates to the timing of external and internal audit fees.

Research, Development and Engineering decreased $0.3 million sequentially and was relatively consistent as compared to the same prior year period.

Operating income was $3.9 million, compared to operating income of $9.6 million in the third quarter of fiscal 2022 and operating income of $1.3 million in the same prior year period. Operating income in the third quarter of fiscal 2022 benefitted from the pre-tax gain resulting from the sale-leaseback of our building in Massachusetts.

Income tax provision was $0.6 million for the three months ended September 30, 2022, compared to a provision of $20,000 in the preceding quarter and $0.7 million in the same prior year period.

Net income for the fourth quarter of fiscal 2022 was $4.2 million, or 30 cents per share. This compares to net income of $10.2 million, or 73 cents per share, for the preceding quarter and net income of $0.7 million, or 5 cents per share, for the fourth quarter of fiscal 2021.

Outlook

The Company’s outlook reflects the ongoing logistical impacts and the related delays for goods shipped to and from China, as well as supply chain delays we are experiencing in our US business. Actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For the first fiscal quarter ending December 31, 2022, revenues are expected to be in the range of $21 to $23 million with operating margin negative.

A portion of Amtech's results is denominated in Renminbis, a Chinese currency. The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal fourth quarter financial results. The call will be available to interested parties by dialing 1-877-407-0784. For international callers, please dial +1-201-689-8560. The confirmation code is 13734277. A live webcast of the conference call will be available in the Investor Relations section of Amtech’s website at: https://www.amtechsystems.com/investors/events.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe. Our strategic focus is on semiconductor growth opportunities in power electronics, sensors and analog devices leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC substrates, 300mm horizontal thermal reactor, and electronic assemblies used in power, RF, and other advanced applications), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce Technologies™, PR Hoffman™ and Intersurface Dynamics, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release.

Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2021, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Qs, and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 360-3756
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Summary Financial Information

(in thousands, except percentages)

	Three Months Ended			Years Ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Amtech Systems, Inc.
Revenues, net of returns and allowances	$32,315	$19,964	$24,340	$106,298	$85,205
Gross profit	$12,553	$5,900	$9,211	$39,511	$34,530
Gross margin	39%	30%	38%	37%	41%
Operating income	$3,889	$9,562	$1,296	$17,286	$3,725
New orders	$20,365	$30,145	$34,188	$113,953	$115,444
Backlog	$50,780	$62,731	$44,143	$50,780	$44,143
Semiconductor Segment
Revenues, net of returns and allowances	$26,498	$15,135	$19,891	$87,982	$72,086
Gross profit	$9,373	$3,590	$7,732	$30,880	$30,336
Gross margin	35%	24%	39%	35%	42%
Operating income	$4,425	$10,521	$2,609	$20,672	$8,585
New orders	$16,165	$24,144	$30,247	$94,268	$101,988
Backlog	$48,011	$58,344	$42,743	$48,011	$42,743
Material and Substrate Segment
Revenues, net of returns and allowances	$5,817	$4,829	$4,449	$18,316	$13,119
Gross profit	$3,180	$2,310	$1,479	$8,631	$4,194
Gross margin	55%	48%	33%	47%	32%
Operating income	$1,737	$1,156	$264	$3,728	$278
New orders	$4,200	$6,001	$3,941	$19,685	$13,456
Backlog	$2,769	$4,387	$1,400	$2,769	$1,400

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2022	2021	2022	2021
Revenue, net	$32,315	$24,340	$106,298	$85,205
Cost of sales	19,762	15,129	66,787	50,675
Gross profit	12,553	9,211	39,511	34,530

Selling, general and administrative	7,292	6,558	28,300	24,740
Research, development and engineering	1,372	1,342	6,390	5,979
Gain on sale of fixed assets	—	—	(12,465)	—
Severance expense	—	15	—	86
Operating income	3,889	1,296	17,286	3,725

Interest income (expense) and other, net	872	46	1,499	(291)
Income before income tax provision	4,761	1,342	18,785	3,434
Income tax provision	578	676	1,418	1,926
Net income	$4,183	$666	$17,367	$1,508

Income Per Share:
Net income per basic share	$0.30	$0.05	$1.24	$0.11
Net income per diluted share	$0.30	$0.05	$1.22	$0.11
Weighted average shares outstanding:
Basic	13,933	14,190	14,014	14,189
Diluted	14,080	14,387	14,184	14,340

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2022	September 30, 2021

Current Assets
Cash and cash equivalents	$46,874	$32,836
Accounts receivable - Net	25,013	22,502
Inventories	25,488	22,075
Income taxes receivable	—	1,046
Other current assets	5,561	2,407
Total current assets	102,936	80,866
Property, Plant and Equipment - Net	6,552	14,083
Right-of-Use Assets - Net	11,258	8,646
Intangible Assets - Net	758	858
Goodwill	11,168	11,168
Deferred Income Taxes - Net	79	631
Other Assets	783	661
Total Assets	$133,534	$116,913
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$7,301	$8,229
Accrued compensation and related taxes	4,109	2,881
Accrued warranty expense	871	545
Other accrued liabilities	900	903
Current maturities of finance lease liabilities and long-term debt	107	396
Current portion of long-term operating lease liabilities	2,101	531
Contract liabilities	7,231	1,624
Income taxes payable	6	—
Total current liabilities	22,626	15,109
Finance Lease Liabilities and Long-Term Debt	220	4,402
Long-Term Operating Lease Liabilities	9,395	8,389
Income Taxes Payable	2,849	3,277
Other Long-Term Liabilities	76	102
Total Liabilities	35,166	31,279
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 13,994,154 and 14,304,492 in 2022 and 2021, respectively	140	143
Additional paid-in capital	124,458	126,380
Accumulated other comprehensive (loss) income	(1,767)	14
Retained deficit	(24,463)	(40,903)
Total Shareholders’ Equity	98,368	85,634
Total Liabilities and Shareholders’ Equity	$133,534	$116,913

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended September 30,
	2022	2021
Operating Activities
Net income (loss)	$17,367	$1,508
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,729	1,398
Write-down of inventory	102	544
(Reversal of) provision for allowance for doubtful accounts	(32)	44
Deferred income taxes	592	(65)
Non-cash share-based compensation expense	543	401
Gain on sale of fixed assets	(12,465)	—
Other, net	—	43
Changes in operating assets and liabilities:
Accounts receivable	(2,479)	(11,023)
Inventories	(3,684)	(5,180)
Contract and other assets	(2,203)	(686)
Accounts payable	(1,080)	5,472
Accrued income taxes	623	353
Accrued and other liabilities	584	829
Contract liabilities	5,607	400
Net cash provided by (used in) operating activities	5,204	(5,962)
Investing Activities
Purchases of property, plant and equipment	(1,135)	(3,012)
Proceeds from sale of property, plant and equipment	19,908	—
Acquisition, net of cash and cash equivalents acquired	—	(5,082)
Net cash provided by (used in) investing activities	18,773	(8,094)
Financing Activities
Proceeds from the exercise of stock options	720	1,546
Repurchase of common stock	(4,115)	—
Payments on long-term debt	(4,872)	(380)
Borrowings on long-term debt
Net cash (used in) provided by financing activities	(8,267)	1,166
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(1,672)	656
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	14,038	(12,234)
Cash, Cash Equivalents and Restricted Cash, Beginning of Year*	32,836	45,070
Cash, Cash Equivalents and Restricted Cash, End of Year	$46,874	$32,836